Exhibit 14.1

Code of Ethics Policy

[DATE]

THE BANKSHARES, INC. CODE OF ETHICS

A.	GENERAL POLICIES & GUIDELINES ON LEGAL & ETHICAL STANDARDS

1.	Introduction

The BANKshares, Inc. requires that its directors and officers, and other representatives avoid possible misconduct and conflicts of interest through informed judgement and careful regard for the standards of conduct and responsibilities set forth in the policy statement that follows. The terms “BANKshares” and “Bank” will refer to not only the holding company, but also its subsidiary banks. The In all situations, bank directors and officers are expected to conduct themselves in such a manner that can be supported by management and to exercise good judgement in the discharge of their responsibilities. Compliance with the Code of Ethics will be the responsibility of every representative of the BANKshares.

The maintenance of extremely high standards of honesty, integrity, and conduct is essential to BANKshares’ business and the maintenance of the public’s trust. The preservation of that trust and of the Bank’s reputation requires close observance of these standards on the part of Bank directors and officers.

2.	Confidential Information

The use of confidential information obtained through, or as a consequence of employment in the Bank, must be limited to the proper conduct of the Bank’s business. Neither the Bank, nor any member of its staff may use or permit others to use such confidential information for the purpose of furthering a private interest or as a means of making a profit. Information about customers can be released only when authorized by the customer or subpoenaed by a court or I.R.S. and then the information must be accurate and within the confines of the authorizing document.

3.	Conflict of Interest Policy

It is the policy of BANKshares that all directors and officers, and other representatives must avoid potential conflicts of interest. A potential conflict exists whenever a director, officer or other representative has an outside interest—direct or indirect—which conflicts with the individual’s duty to the Bank or adversely affects the individual’s judgement in the discharge of his responsibilities at the Bank. The appearance of a conflict of interest may be just as damaging to the Bank’s reputation as a real conflict of interest and is just as difficult for the individuals involved to discern. All directors and officers are expected to take an objective look at their actions from time to time and inquire whether or not a reasonable, disinterested observer—customer, supplier, shareholder, acquaintance, or a government official—would have any grounds to believe:

•	The confidential nature of account relationships has been breached.

•	Fiduciary responsibilities are handled in a less than prudent manner.

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•	Business is done with the Bank only on the basis of friendships, family ties, gift receiving or giving, or to curry favor with special interest groups.

•	The Bank’s name is used as leverage by directors and officers to enhance their own opportunities when dealing with others in their political, investment, or retail purchasing activities.

•	The needs of the public are not considered in making business decisions.

In the event a potential conflict of interest does arise involving an officer, its nature and extent should be fully disclosed immediately to the Chief Executive Officer of the Bank who, after making a thorough review of the circumstance, will determine appropriate action to be taken.

In the event a potential conflict of interest does arise involving a member of the Board of Directors, its nature and extent should be fully disclosed immediately to the Bank’s Board of Directors.

4.	Fiduciary Appointment

Except for a member of an officer’s immediate family, prior approval by the CEO is required before acceptance by an officer of appointment as fiduciary or co-fiduciary (executor, administrator, guardian, or trustee) of customers of the Bank, either with the Bank or with another person, firm, or corporation. Immediate family is defined as spouse, parents, children and/or siblings.

Except for previously established professional or family relationships, and to avoid the appearance of any impropriety, directors should exercise reasonable discretion in accepting appointment as a fiduciary or co-fiduciary (executor, administrator, guardian, or trustee) of customers of the Bank, either with the Bank or with another person, firm or corporation.

5.	Beneficiary (Legacy) under a Will or Trust

Officers must report any gift of a beneficial interest or legacy under wills or trusts of customers of the Bank, other than a relative, at such time as the officer learns of the designation. The objective of such a notification requirement is to allow for consideration of all the facts in each case to make certain there are no real conflicts of interest and that a reasonable, disinterested third party could not allege a conflict of interest with respect to the officer in receipt of the benefit.

If this reporting requirement results in a decision that a real or apparent conflict exists, or could exist, the officer will be expected to make every effort to be relieved of the expectation or benefit and will probably be required to renounce the gift should it come to the officer by operation of law. If a beneficial interest or legacy becomes payable to an officer by reason of death of a customer or otherwise, and the early notification procedure set forth above has not been followed, ordinarily the officer will be required to renounce the gift, unless there is a showing that the officer’s relationship with the settlor or testator predated significantly the officer’s hiring by the Bank or the initiation of business with the Bank by the settlor or testator.

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6.	Lending Relationships

It is the position of the Bank that lending services be available to serve the legitimate and deserving credit needs of all customers on an equal basis. Loan terms and conditions shall be based upon a borrower’s creditworthiness.

7.	Participation in Public Affairs

It is the philosophy of the Bank to encourage a full awareness and interest in civic and political responsibility on the part of its officers. Each officer shall have the opportunity to support community activities or the political process as he desires.

However, due to legal prohibitions against political activity by banks and business corporations, approval will be denied for the use of normal working time in connection with activities related to a primary or general election for political office or for a political convention or caucus. In all cases, officers involved in civic or political activities do so as individuals and not as representatives of the Bank.

Officers must be constantly aware when considering election or appointment to corporate boards, public offices, commissions, or becoming an officer or director of a non-profit organization, that serving in such capacity will not place them in a position where a potential conflict of interest may exist. Any questions concerning the propriety of participation in such activities should be brought to the attention of the CEO.

Unless specifically approved by the CEO and/or Board of Directors, no director or officer shall serve on the Board of Directors of any non-bank entity which:

•	Competes with the Bank or

•	Is in substantial default to the Bank on any loan, contract, or other obligation or

•	Is involved in a substantial controversy or litigation with the Bank.

In like manner, no director or officer shall serve as a director of a bank entity where such circumstances exist.

B.	IMPROPER USE OF BANK POSITION & PROPERTY

1.	Gifts Received by Directors or Officers

No bank director or officer should give or accept any cash, gifts, special accommodations, favors, or the use of property or facilities (except of nominal value) to or from anyone with whom such person is doing negotiating, soliciting, or being solicited for business on behalf of the Bank. Exceptions are discussed further below.

Each bank director and officer must adhere to all aspects of the Crime Control Act, particularly as outlined in the Bank Bribery Statute.

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The receipt of gratuities or favors of nominal value may not violate regulatory statutes when it is clear from the circumstances that:

(a)	the customer is not trying to exert any influence over the bank official in connection with a transaction and

(b)	the gratuity or favor is, in fact, unsolicited.

There are a number of instances where a bank official, without risk of corruption or breach of trust, may accept something of value from someone doing or seeking to do business with the Bank. The most common examples are the business luncheon or the holiday season gift from a customer.

•	In general, there is no threat of a violation of the statute if the acceptance is based on a family or personal relationship existing independent of any business of the institution.

•	If the benefit is available to the general public under the same conditions on which it is available to the bank official; or

•	If the benefit would be paid for by the Bank as a reasonable business expense if not paid for by another party.

2.	Other Exceptions

Other exceptions to the general prohibition regarding acceptance of things of value in connection with bank business may include:

(a)	Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of a bank official) when the circumstances make it clear that it is those relationships, rather than the business of the Bank, which are the motivating factors;

(b)	Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Bank as a reasonable business expense if not paid for by another party;

(c)	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of bank officials;

(d)	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

(e)	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

(f)	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas, etc.;

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(g)	Acceptance of civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.

3.	Preferential Treatment

No director or officer of the Bank shall acquire or appropriate to his own personal use any Bank property, service, or profits opportunity on the basis of or under situations not available to members of the public, except for the following:

•	Special employees programs/services

•	Purchase of property from the Bank provided the purchase price is the fair market value, and such value should be properly documented; or

•	Loans at rates and terms set forth in the Bank’s current Employee Loan Policy.

4.	Community Involvement

Federal and state laws prohibit or restrict participation in certain political processes by the Bank, including the use of its property, equipment, supplies, and facilities. It is illegal to use bank funds for the purpose of making contributions or expenditures in connection with elections to a local, state, or federal office. However, the Federal Election Campaign does permit the use of bank funds and assets for limited political purposes, such as:

a.	Establishing political action committees to solicit contributions to separate political funds to be utilized for political purposes; or

b.	Communicating direct political messages to shareholders; or

c.	Implementing non-partisan voter registration or “get-out-the-vote” campaigns.

Bank policies regarding bank political contributions are not intended to discourage directors or officers from making personal contributions to candidates or political parties of their choice. No pressure, either direct or indirect, will be used by the Bank which infringes on an employee’s right to decide to whom political contributions will be made.

5.	Improper Transactions and Payments

It is commonly recognized that there is a direct correlation between illegal or improper payments and inaccurate records. To guarantee the accuracy of the Bank’s books and records, the following principles should be observed:

a.	All transactions or conduct of bank business must be properly reflected in the Bank’s books; and

b.	No secret, unrecorded funds of bank money or other assets may be established or maintained; and

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c.	Any payment is prohibited if no record of its disbursement is entered in the Bank’s accounting records; and

d.	Making false and fictitious entries in the books or records of the Bank or issuing false or misleading documents is prohibited and in most circumstances will constitute a criminal offense.

C.	ANTITRUST COMPLIANCE

1.	Relationships with Competitors

The antitrust laws are intended to preserve and foster the American economic system of free enterprise by assuring energetic, but fair competition among business firms; and to prevent business activity that results in undue or unfair restraint or competition, the formation of monopolies, and various undesirable business practices.

In providing its full range of financial services, BANKshares engages in vigorous, yet fair and open competition. All of the directors and officers are expected to observe the highest standards of ethical conduct in relationships with competitors. It is the Bank’s policy to emphasize the quality and competence of services and staff, rather than to criticize those of competitors.

Directors and officers of BANKshares are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of the Bank which have not been disclosed to the general public.

2.	Tie-Ins and Executive Dealings

Antitrust laws require that BANKshares may not in any manner extend credit, lease or sell property of any kind, furnish any services, or fix or vary the consideration for any of the foregoing, on the condition or requirement that:

a.	The customer obtains some additional credit; property or service other than a loan, discount, deposit or trust service; or

b.	That the customer obtain any additional service from the Bank; or

c.	That the customer provide some additional service from a competitor of the Bank.

The Bank’s personnel must be alert to recognize situations, transactions, and activities actually or potentially affected by antitrust laws. Recent trends indicate that day-to-day banking transactions can be expected to receive increasing attention from the government and the courts. Individuals should refer promptly any questionable matters for guidance and resolution to the CEO or Board of Directors.

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D.	ADMINISTRATION OF THE CODE OF ETHICS

The Board of Directors of BANKshares has adopted this Code of Ethics and delegated to the CEO the responsibility for its administration throughout the Bank.

It is the responsibility of each director and officer to be familiar with the Bank’s code of business conduct and to abide by the letter and spirit of its provisions at all times.

1.	Conduct of Insiders

12 CFR 215, or Federal Regulation O, defines insiders as directors, executive officers, and principal shareholders. These people must take care that their conduct does not violate rules relating to self-dealing and personal gain. At no time are members of this group allowed to take advantage of their position in the Bank for personal profit or influence over credit and other decisions with regard to their business or personal interests.

Decisions regarding sale or purchase of Bank assets and services must be made in the best interests of the Bank with no influence on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be “at arm’s length”.

Directors, principal shareholders, and executive officers must make annual disclosures to the entire board of any actual and potential conflicts of interest and any potential conflicts of their related interests.

Please refer to those certain reporting and disclosure requirements set forth under Federal Reserve Bank Board’s Regulation O, established under Titles VIII and IX of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 (FIRA). Supervising officers are expected to make every reasonable effort to ensure that their staff continues to comply with the provisions of the code.

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The BANKshares, Inc.

CODE OF ETHICS

Exhibit 1

I,                                         ,

                (NAME)                             (TITLE)

do hereby acknowledge that I have read the foregoing Code of Ethics of BANKshares and do agree to comply with the statements contained therein.

Signature:

Printed Name:

Date:

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The BANKshares, Inc.

GIFT DISCLOSURE FORM

Exhibit 2

Name:

Date:

1.	The name of the person, firm, corporation or organization offering the gift:

2.	The name of the person, firm, corporation or organization on whose behalf the gift was offered:

3.	The reason the gift was offered:

4.	A description of the gift:

5.	The approximate value of the gift:

6.	The date the gift was offered:

7.	Did you accept the item:

        FORWARD COMPLETED FORM TO HUMAN RESOURCE DEPARTMENT

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The BANKshares, Inc.

CERTIFICATE OF COMPLIANCE

Exhibit 3

I have received a copy of the Bank’s policy statement on conflicts of interest and conduct. After having read the statement, I certify that:

(1)	I have not directly, or indirectly through my family (a) made any personal investment based on insider information, (b) otherwise acted on insider information contrary to the Bank’s policy statement, (c) accepted any gifts or entertainment, or (d) accepted any fees or other remuneration, (e) borrowed from a Bank customer or supplier, (f) sold assets to or purchased assets from a Bank customer under other than an arm’s length transaction, or (g) entered into any form of business arrangement (e.g. real estate venture etc.) with a Bank customer without prior approval, or (h) accepted any bequest, legacy, or fiduciary appointment except as follows:

(2)	I do not hold a position as director, officer, partner, or any other official position in any business or professional enterprise except as follows:

(3)	I am not engaged in any outside employment except as follows:

(4)	Neither I nor any member of my immediate family is engaged in any activity which may reasonably be deemed a conflict of interest as defined in the Bank’s policy statement except as follows:

SIGNATURE

PRINTED NAME

DATE

Note:	This Certificate of Compliance will be completed by all officers on at least an annual basis.

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The BANKshares, Inc.

DIRECTORS’

CERTIFICATE OF COMPLIANCE

EXHIBIT 4

TO: BANKshares

The undersigned hereby affirms that I have received, read, understand, and am in compliance with, the BANKshares Code of Ethics Policy.

Date:

Signature:

Print Name:

To be completed by all directors on at least an annual basis

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